Registration No. 333-179546

Registration No. 333-173611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-179546

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-173611

UNDER

THE SECURITIES ACT OF 1933

ZIPCAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3499525
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25 First Street, 4th Floor

Cambridge, MA 02141

(Address of Principal Executive Offices)

2011 Stock Incentive Plan

2010 Stock Incentive Plan

2000 Stock Option/Stock Issuance Plan

(Full Title of Plans)

Scott W. Griffith

Chief Executive Officer

Zipcar, Inc.

25 First Street, 4th Floor

Cambridge, MA 02141

(617) 995-4231

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Zipcar, Inc. (the “Registrant”):

•

Registration Statement No. 333-179546 pertaining to the registration of 1,189,675 shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) issuable under the 2011 Stock Incentive Plan.

•

Registration Statement No. 333-173611 pertaining to the registration of 7,606,871 shares of Common Stock issuable under the 2000 Stock Option/Stock Issuance Plan, the 2010 Stock Incentive Plan and the 2011 Stock Incentive Plan.

On March 14, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 31, 2012, by and among the Registrant, Avis Budget Group, Inc., a Delaware corporation (“Parent”), and Millennium Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Zipcar, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts, on the 14th day of March, 2013. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ZIPCAR, INC.

By:	/s/ Scott W. Griffith
	Name:	Scott W. Griffith
	Title:	Chief Executive Officer